July 13, 2026

Aristotle Funds Series Trust
11100 Santa Monica Blvd., Suite 1700
Los Angeles, CA 90025

Re: Advisory Fee and Sub-Advisory Fee Waiver Agreement (the “Agreement”)

With reference to (i) the Investment Advisory Agreement, entered into by Aristotle Investment Services, LLC (“AIS”) and Aristotle Funds Series Trust (the “Trust”), on behalf of each of its series listed on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), dated April 17, 2023 (the “Advisory Agreement”), pursuant to which AIS provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of such Fund (the “Advisory Fee”), and (ii) the Subadvisory Agreement, entered into by AIS and Aristotle Pacific Capital, LLC (the “Sub-Adviser”), on behalf of each of the Funds, dated April 17, 2023 (the “Subadvisory Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to each Fund on delegation from AIS for compensation based on the value of the average daily net assets of such Funds (the “Sub-Advisory Fee”), we hereby notify you as follows:

1.Addition of New Series. During the term of this Agreement, AIS may add certain new series of the Trust to the Agreement from time to time, by restating Schedule A.
2.Advisory Fee and Sub-Advisory Fee Waiver/No Recoupment.

a.Advisory Fee and Sub-Advisory Fee Waiver. To the extent that a Fund invests its assets in one or more other funds that are series of the Trust (together, the “Aristotle Acquired Funds”) or in a fund not a series of the Trust but advised or sub-advised by AIS or an affiliate of AIS (together, the “Third Party Acquired Funds”), AIS shall waive the Advisory Fee incurred by a Fund in any fiscal year under the Advisory Agreement, in an amount equal to (i) the Advisory Fee attributable to the aggregate assets of such Fund invested in the Aristotle Acquired Funds; and (ii) the Sub-Advisory fee paid by AIS to the Sub-Adviser with respect to the aggregate assets of a Fund invested in Third Party Acquired Funds. Moreover, the Sub-Adviser shall waive its Sub-Advisory Fee payable by AIS from the Advisory Fee in an amount proportional to the Advisory Fee waived with respect to such Aristotle Acquired Funds and Third Party Acquired Funds investments.

b.No Recoupment. The parties hereto agree that AIS may not recoup in later periods any Advisory Fees waived, nor may the Sub-Adviser recoup any Sub-Advisory Fees waived, pursuant to this Agreement.

3.Term and Termination of Agreement. This Agreement shall continue in effect with respect to each applicable Fund in Schedule A until the date noted in Schedule A with respect to such Fund and may not be terminated sooner by AIS.

4.Reliance on Undertaking. We understand and intend that the Trust and the Funds will rely on this undertaking in preparing and filing Amendments to the registration statement on Form N-1A for the Trust with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit the Trust and the Funds to do so.

Very truly yours,

Aristotle Investment Services, LLC

By:	/s/ Kim St. Hilaire
Name:	Kim St. Hilaire
Title:	Chief Operating Officer

ACCEPTED AND AGREED TO ON BEHALF OF:

Aristotle Funds Series Trust, on behalf of its series listed on Schedule A, hereto

By:	/s/ Richard Schweitzer
Name:	Richard Schweitzer
Title:	President

Aristotle Pacific Capital, LLC

By:	/s/ Joshua Schwab
Name:	Joshua Schwab
Title:	Chief Financial Officer and Chief Operating Officer

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SCHEDULE A
To the
Advisory/Sub-Advisory Fee Waiver Agreement
(dated July 13, 2026)

Fund	Date of Termination
Aristotle Ultra Short Income Fund	July 31, 2029
Aristotle Short Duration Income Fund	July 31, 2029
Aristotle Core Income Fund	July 31, 2029
Aristotle Core Bond Fund	July 31, 2029
Aristotle Strategic Income Fund	July 31, 2029
Aristotle Floating Rate Income Fund	July 31, 2029
Aristotle High Yield Bond Fund	July 31, 2029

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